Exhibit 99.(a)(2)

The Value Line Fund, Inc.

ARTICLES OF AMENDMENT

The Value Line Fund, Inc., a Maryland corporation (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated November 22, 1971 and amended on April 3, 1972, June 3, 1976 (collectively, the "Articles"), are hereby amended, effective on or shortly after March 27, 2015, by striking out Article II and inserting in lieu thereof the following:

The name of the Corporation is Value Line Mid Cap Focused Fund, Inc.

SECOND: The amendment of the Articles as hereinabove set forth has been duly approved by the board of directors of the Corporation.

IN WITNESS WHEREOF, The Value Line Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary on the 23rd day of March, 2015.

We, the undersigned Present and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

The Value Line Fund, Inc.

/s/ Mitchell Appel
Mitchell Appel
President

Attest:

/s/ Emily Washington
Emily Washington
Secretary